NOTE-FIX

                                                   Loan No.E25012
                        PROMISSORY NOTE
                            (FIXED)



As of September 30, 1997
Tampa, Florida
                                                      $13,500,000


          FOR VALUE RECEIVED, JACKSONVILLE HOLDINGS, INC., a Florida corporation, having an address at One Imeson Boulevard, Building #100, Jacksonville, Florida 32218 ("Borrower"), hereby unconditionally promises to pay to the order of LOVE FUNDING CORPORATION, having an address at 1220 19th Street, N.W., Suite 502, Washington, DC 20036 ("Lender"), or at such other place as the holder hereof may from time to time designate in writing, the principal sum of THIRTEEN MILLION FIVE HUNDRED THOUSAND DOLLARS ($13,500,000) and all other amounts due or becoming due hereunder in lawful money of the United States of America, with interest thereon to be computed from the date of this Note at the Applicable Interest Rate (as hereinafter defined), and to be paid in installments as follows:

                                1:     PAYMENT TERMS

       (a) A payment of interest from the date hereof through the last day of the current month shall be paid on the date hereof;

       (b) A constant payment of ONE HUNDRED THIRTEEN THOUSAND TWO HUNDRED NINETY-ONE AND 51/100 DOLLARS ($113,291.51) on the first day of November, 1997 and on the first day of each calendar month thereafter up to and including the first day of October, 2002 (the "Maturity Date"), which payment Lender has determined to be sufficient to (i) pay interest on the principal sum of this Note at the Applicable Interest Rate (as hereinafter defined), and
(ii)Eamortize the principal sum of this Note over an amortization term ending on the last day of the twenty-fifth Loan Year (as hereinafter defined);

each of the payments to be applied as follows:

                    (i) first, to the payment of interest computed at the Applicable Interest Rate; and

                    (ii) the balance toward the reduction of the principal
               sum;

and the balance of the principal sum and all interest thereon shall be due and payable on the Maturity Date. Interest on the principal sum of this Note shall be calculated on the basis of a three hundred sixty (360) day year, on twelve (12) 30-day months for each full calendar month and on the actual number of days elapsed in the applicable period for which interest is being calculated for any partial calendar month. As used herein, the term "Loan Year" shall mean each 365 or 366, as applicable, day period after the first day of the first calendar month after the date of this Note (or the date of this Note if it is dated the first day of a calendar month).


                                2:     INTEREST

          The term "Applicable Interest Rate" shall mean an interest rate equal to nine percent (9.0%) per annum.


                                3:     DEFAULT AND ACCELERATION

          (a) (i) The whole of the principal sum of this Note, (ii)Einterest, default interest, late charges, prepayment charges and other sums, as provided in this Note, the Security Instrument or the Other Security Documents (as such terms are hereinafter defined), (iii)Eall other monies agreed or provided to be paid by Borrower in this Note, the Security Instrument or the Other Security Documents, (iv) all sums advanced pursuant to the Security Instrument to protect and preserve the Property (as hereinafter defined) and the lien and the security interest created thereby, and (v) all sums advanced and costs and expenses incurred by Lender in connection with the Debt (as hereinafter defined) or any part thereof, any renewal, extension, or change of or substitution for the Debt or any part thereof, or the acquisition or perfection of the security therefor, whether made or incurred at the request of Borrower or Lender (the sums referred to in (i) through (v) above, collectively, the "Debt") shall without notice become immediately due and payable at the option of Lender if any payment required in this Note is not paid prior to the tenth (10th) day after the date when due or on the Maturity Date or on the happening of any other default, after the expiration of any applicable notice and grace periods, herein or under the terms of the Security Instrument or any of the Other Security Documents (collectively, an "Event of Default").

          (b) Unless payments are made in the amount and as required hereunder, remittances in payment of all or any part of the Debt shall not, regardless of any receipt or credit issued therefor, constitute payment until the required amount is actually received by Lender in funds immediately available as specified herein and shall be made and accepted subject to the condition that any check or draft may be handled for collection in accordance with the practice of the collecting bank or banks. Acceptance by Lender of any payment in an amount less than the amount then due shall be deemed an acceptance on account only, and the failure to pay the entire amount prior to the tenth (10th) day after the date when due shall be and continue to be an Event of Default.


                                4:     DEFAULT INTEREST

          Borrower does hereby agree that upon the occurrence of an Event of Default, Lender shall be entitled to receive and Borrower shall pay interest on the entire unpaid principal sum at a per annum rate equal to the lesser of
(a) eighteen percent (18%) and (b) the maximum interest rate which Borrower may by law pay (the "Default Rate"). The Default Rate shall be computed from the occurrence of the Event of Default until the earlier of the date upon which the Event of Default is cured or the date upon which the Debt is paid in full. Interest calculated at the Default Rate shall be added to the Debt and shall be deemed secured by the Security Instrument. This clause, however, shall not be construed as an agreement or privilege to extend the date of the payment of the Debt, nor as a waiver of any other right or remedy accruing to Lender by reason of the occurrence of any Event of Default.


                                5:     PREPAYMENT

          (a) The principal balance of this Note may be prepaid by Borrower in whole, but not in part, at any time on or after the expiration of a twenty-four month period following the first day of the first calendar month after the date of this Note (or the date of this Note, if it is dated the first day of a calendar month), upon not less than thirty (30) and not greater than sixty (60) days prior written notice to Lender specifying the date on which prepayment is to be made (the "Prepayment Date") and upon the payment of:

          (i)  all accrued interest to and including the Prepayment Date;

          (ii) all interest which would have accrued on the principal balance of this Note after the Prepayment Date to and including the last day of the calendar month in which the Prepayment Date occurs (the "Interest Shortfall Payment") if such prepayment occurs on a date which is not on the first day of a month;

          (iii) all other sums due under this Note, the Security Instrument and the Other Security Documents (collectively, the "Loan Documents"); and

          (iv) the Prepayment Consideration (as hereinafter defined).

          Notwithstanding anything to the contrary contained herein, there shall be no Prepayment Consideration due in connection with (A)Ethe prepayment of the principal balance of this Note if the Prepayment Date of the principal balance of this Note occurs within six (6) months immediately prior to the Maturity Date, or (B) a complete or partial prepayment resulting from Lender's application of insurance proceeds or condemnation awards pursuant to Sections
4.3 and 4.4 of the Security Instrument.

          (b)  The term "Prepayment Consideration" shall mean:   (i) three
percent (3.0%) of the principal balance of the Loan being prepaid during the third Loan Year, (ii) two percent (2.0%) of the principal balance of the Loan being prepaid during the fourth Loan Year (iii) one percent (1.0%) of the principal balance of the Loan being prepaid during the first six months of the fifth Loan Year, and (iv) no Prepayment Consideration thereafter.

          (c) Lender shall notify Borrower of the amount and basis of determination of the required Prepayment Consideration which shall be conclusive and binding on Borrower absent manifest error. Lender shall not be obligated to accept any prepayment of the principal balance of this Note unless it is accompanied by the sums referenced in (a) (i), (ii), (iii) and
(iv) above. In the event that either (i)EBorrower shall notify Lender of Borrower's intention to prepay this Note but shall not conclude such prepayment by paying to Lender all sums required on the Prepayment Date as specified herein, or (ii) a Default Prepayment occurs, then Borrower shall pay, indemnify and hold Lender harmless from and against any and all losses, costs and expenses that Lender may incur as a result thereof, including, without limitation, any interest paid by Lender to lenders of funds borrowed by it to make or carry the indebtedness evidenced by this Note, any loss, expense or liability sustained by Lender in connection with the liquidation or re-employment of such funds and any sums expended by Lender in calculating or otherwise preparing for such prepayment. Such amounts shall be paid by Borrower within fifteen (15) days after demand therefor by Lender, provided that Lender shall have delivered to Borrower a certificate setting forth in reasonable detail the amount of such compensation payable by Borrower, and such certificate shall be conclusive and binding on Borrower as to the amount thereof except in the case of manifest error or willful misconduct. Notwithstanding anything contained herein to the contrary, in no event shall Borrower be responsible for any consequential damages in the event of either of the events described in clauses (i) and (ii) of the second sentence of this paragraph (c). BORROWER ACKNOWLEDGES AND AGREES THAT THE PREPAYMENT CONSIDERATION REPRESENTS A REASONABLE AND FAIR ESTIMATE OF COMPENSATION FOR THE LOSS THAT LENDER MAY SUSTAIN FROM THE PREPAYMENT OF THIS NOTE. BORROWER ACKNOWLEDGES AND AGREES THAT IT HAS NO RIGHT TO PREPAY THIS NOTE WITHOUT PAYING THE PREPAYMENT CONSIDERATION (EXCEPT AS SPECIFICALLY PROVIDED HEREIN), AND BORROWER SPECIFICALLY ACKNOWLEDGES AND AGREES THAT IT SHALL BE LIABLE FOR THE PREPAYMENT CONSIDERATION UPON ANY DEFAULT PREPAYMENT, IN ADDITION TO THE PRINCIPAL AMOUNT HEREOF AND ALL OUTSTANDING INTEREST, FEES, PENALTIES AND OTHER SUMS DUE HEREUNDER OR UNDER ANY OTHER LOAN DOCUMENT.

          (d) If a Default Prepayment occurs, Borrower shall pay to Lender the entire principal amount of this Note and all accrued interest thereon, including, without limitation, the Prepayment Consideration and the Interest Shortfall Payment, if applicable. For purposes of this Note, the term "Default Prepayment" shall mean a prepayment of the principal amount of this Note made after the occurrence of any Event of Default or an acceleration of the Maturity Date under any circumstances, including, without limitation, a prepayment occurring in connection with reinstatement of the Security Instrument provided by statute under foreclosure proceedings or exercise of a power of sale, any statutory right of redemption exercised by Borrower or any other party having a statutory right to redeem or prevent foreclosure, any sale in foreclosure or under exercise of a power of sale or otherwise.


                                6:     SECURITY

          This Note is secured by the Security Instrument and the Other Security Documents. The term "Security Instrument" shall mean that certain Mortgage, Security Agreement and Fixture Filing, dated as of the date hereof, given by Borrower to Lender, encumbering Borrower's interest in that certain parcel of land situated in the County of Duval, State of Florida, as more particularly described therein (collectively, the "Property") and intended to be duly recorded in said County. The term "Other Security Documents" shall mean all and any of the documents other than this Note and the Security Instrument now or hereafter executed by Borrower and/or others and by or in favor of Lender, which wholly or partially secure or guaranty payment of this Note. References to this Note, the Security Instrument and the Other Security Documents shall mean such instruments as each of the same may be amended, modified, extended, renewed, restated, consolidated, substituted, supplemented or replaced from time to time.


                                7:     SAVINGS CLAUSE

          It is the intention of Borrower and Lender to conform strictly to the usury and similar laws relating to interest from time to time in force, and all agreements between Lender and Borrower, whether now existing or hereafter arising and whether oral or written, are hereby expressly limited so that in no contingency or event whatsoever, whether by acceleration of maturity hereof or otherwise, shall the amount paid or agreed to be paid in the aggregate to Lender as interest hereunder, under the Security Instrument or under the Other Security Documents exceed the maximum permissible under applicable usury or such other laws (the "Maximum Amount"). If from any possible construction of any document, interest would otherwise be payable hereunder, under the Security Instrument or under the Other Security Documents in excess of the Maximum Amount, or in the event for any reason whatsoever any payment by or act of Borrower pursuant to the terms or requirements hereof, of the Security Instrument or of the Other Security Documents shall result in the payment of interest which would exceed the Maximum Amount, then any such construction shall be subject to the provisions of this Article, and ipso facto such document shall be automatically reformed, without the necessity of the execution of any amendment or new document, so that the obligation of Borrower to pay interest or perform such act or requirement shall be reduced to the limit authorized under the applicable laws, and in no event shall Borrower be obligated to pay any interest, perform any act, or be bound by any requirement which would result in the payment of interest in excess of the Maximum Amount. Any amount received by Lender in excess of the Maximum Amount shall, without further agreement or notice between or by any party hereto, be deemed applied to reduce the principal sum hereof immediately upon receipt of such moneys by Lender, with the same force and effect as though Borrower had specifically designated such sums to be applied to principal prepayment. The provisions of this Article shall supersede any inconsistent provision of this Note, the Security Instrument or any Other Security Document.


                                8:     LATE CHARGE

          If any sum payable under this Note is not paid prior to the tenth
(10th) day after the date on which it is due, Borrower shall pay to Lender upon demand an amount equal to the lesser of five percent (5%) of the unpaid sum or the maximum amount permitted by applicable law to defray the expenses incurred by Lender in handling and processing the delinquent payment and to compensate Lender for the loss of the use of the delinquent payment. The amount thereof shall be secured by the Security Instrument and the Other Security Documents.


                                9:     WAIVERS

          Borrower and all others who may become liable for the payment of all or any part of the Debt do hereby severally waive presentment and demand for payment, notice of dishonor, protest and notice of protest and non-payment and all other notices of any kind. No release of any security for the Debt or extension of time for payment of this Note or any installment hereof, and no alteration, amendment or waiver of any provision of this Note, the Security Instrument or the Other Security Documents made by agreement between Lender or any other person or party shall release, modify, amend, waive, extend, change, discharge, terminate or affect the liability of Borrower, and any other person or entity who may become liable for the payment of all or any part of the Debt, under this Note, the Security Instrument or the Other Security Documents. No notice to or demand on Borrower shall be deemed to be a waiver of the obligation of Borrower or of the right of Lender to take further action without further notice or demand as provided for in this Note, the Security Instrument or the Other Security Documents.


                                10:    TRANSFER

          Upon the transfer of this Note, Borrower hereby waiving notice of any such transfer, Lender may deliver all the collateral mortgaged, granted, pledged or assigned pursuant to the Security Instrument and the Other Security Documents, or any part thereof, to the transferee who shall thereupon become vested with all the rights herein or under applicable law given to Lender with respect thereto, and Lender shall thereafter forever be relieved and fully discharged from any liability or responsibility in the matter; but Lender shall retain all rights hereby given to it with respect to any liabilities and the collateral not so transferred.


                                11:    EXCULPATION

          (a) Except as otherwise provided herein, Lender shall not enforce the liability and obligation of Borrower to perform and observe the obligations contained in this Note, the Security Instrument or the Other Security Documents by any action or proceeding wherein a money judgment shall be sought against Borrower, except that Lender may bring a foreclosure action, action for specific performance or other appropriate action or proceeding to enable Lender to enforce and realize upon the Security Instrument, the Other Security Documents, and the Property; provided, however, that any judgment in any action or proceeding shall be enforceable against Borrower only to the extent of Borrower's interest in the Property. Lender, by accepting this Note and the Security Instrument, agrees that it shall not, except as otherwise provided in Sections 9.9 and 11.2 of the Security Instrument, sue for, seek or demand any deficiency judgment against Borrower in any action or proceeding, under or by reason of or under or in connection with this Note, the Security Instrument or the Other Security Documents.

          (b) The provisions of Section 11(a) hereof shall not (i) constitute a waiver, release or impairment of any obligation evidenced or secured by this Note, the Security Instrument or the Other Security Documents; (ii) impair the right of Lender to name Borrower as a party defendant in any action or suit for judicial foreclosure and sale under the Security Instrument; (iii) affect the validity or enforceability of any indemnity, guaranty, master lease or similar instrument made in connection with this Note, the Security Instrument or the Other Security Documents; (iv) impair the right of Lender to obtain the appointment of a receiver; (v) impair the enforcement of the Assignment of Leases and Rents executed in connection herewith; (vi) impair the right of Lender to obtain a deficiency judgment or judgment on this Note against Borrower if necessary to obtain any insurance proceeds or condemnation awards to which Lender would be otherwise entitled under the Security Instrument, provided, however, Lender shall only enforce such judgment against the insurance proceeds and/or condemnation awards; or (vii) impair the right of Lender to enforce the provisions of Sections 9.9 and 11.2 of the Security Instrument.

          (c) Notwithstanding the provisions of Section 11(a) hereof to the contrary, Borrower shall be personally liable to Lender for any and all claims, suits, liabilities (including, without limitation, strict liabilities), actions, proceedings, obligations, debts, damages, losses, costs, expenses, diminutions in value, fines, penalties, charges, fees, expenses, judgments, awards, amounts paid in settlement, punitive damages, foreseeable and unforeseeable consequential damages, of whatever kind or nature (including but not limited to reasonable attorneys' fees and other costs of defense) (collectively, "Losses") it incurs due to: (i)Efraud or intentional misrepresentation by Borrower or any other person or entity in connection with the execution and the delivery of this Note, the Security Instrument or the Other Security Documents; (ii)EBorrower's misapplication or misappropriation of Rents (as defined in the Security Instrument) received by Borrower after the occurrence of an Event of Default; (iii)EBorrower's misapplication or misappropriation of tenant security deposits or Rents collected in advance; (iv)Ethe misapplication or the misappropriation of insurance proceeds or condemnation awards; (v)EBorrower's failure to pay Taxes and Insurance Premiums (as such terms are defined in the Security Instrument) (except to the extent that sums sufficient to pay such amounts have been deposited in reserve with Lender pursuant to the terms of the Security Instrument), and charges for labor or materials or other charges that can create liens on the Property (except to the extent being contested in accordance with the provisions of the Security Instrument); (vi)EBorrower's failure to return or to reimburse Lender for all Personal Property (as defined in the Security Instrument) taken from the Property by or on behalf of Borrower and not replaced with Personal Property of the same utility and of the same or greater value; (vii) any act of actual waste or arson by Borrower, any principal, affiliate, member or general partner thereof or by any indemnitor or guarantor; or (viii)EBorrower's failure to comply with the provisions of Sections 10.1 and 10.2 of the Security Instrument.

          (d) Notwithstanding the foregoing, the agreement of Lender not to pursue recourse liability as set forth in Section 11(a) above SHALL BECOME NULL AND VOID and shall be of no further force and effect in the event of Borrower's default under SectionE7.2 of the Security Instrument or Section 4.2 of the Security Instrument (except for the covenants described in Sections 4.2(i) and 4.2(n) of the Security Instrument, as to which only a willful default thereunder shall result in Lender's agreement not to pursue recourse liability becoming null and void).

          (e) Nothing herein shall be deemed to be a waiver of any right which Lender may have under Sections 506(a), 506(b), 1111(b) or any other provisions of the Bankruptcy Code to file a claim for the full amount of the Debt secured by the Security Instrument or to require that all collateral shall continue to secure all of the Debt owing to Lender in accordance with this Note, the Security Instrument and the Other Security Documents.


                                12:    DOCUMENT PROTOCOLS

          This Note is governed by the Document Protocols set forth on AppendixEI annexed to the Security Instrument, which are incorporated herein as if fully set forth herein.


                                13:    AUTHORITY

          Borrower (and the undersigned representative of Borrower, if any) represents and warrants that it has full power and authority to execute and deliver this Note, and the execution and delivery of this Note has been duly authorized and does not conflict with or constitute a default under any law, judicial order or other agreement affecting Borrower or the Property.


          IN WITNESS WHEREOF, Borrower has duly executed this Note as of the day and year first above written.


               BORROWER:

               JACKSONVILLE HOLDINGS, INC.



               By:
               Name:
               Title: